UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2008 (May 12, 2008)

Theater Xtreme Entertainment Group, Inc.
______________________________________________
(Exact name of Registrant as specified in its charter)

Florida	000-26845	65-0913583
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

250 Corporate Boulevard, Suite E, Newark, DE		19702
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:		(302) 455-1334

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◘ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
◘ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
◘ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
◘ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

On May 14, 2008, Theater Xtreme Entertainment Group, Inc. (the “Registrant”) closed on the sale of eleven and one-half (11.5) units consisting of 100,000 shares of Series A 12% Convertible Preferred Stock (“Series A Preferred Stock”) and warrants (“Warrants”) to purchase an additional 500,000 shares of the common stock of the Registrant, par value $0.001 per share, at an exercise price of $0.50 per share. The shares were sold to accredited persons only, at a price of $100,000 per Unit.

J.P. Turner & Company, LLC, Member FINRA/SIPC served as the financial representative for the offering, and in exchange for serving as such, received: (i) a non-refundable cash engagement fee of $25,000; (ii) a cash fee of $149,500 in selling commissions and expense allowances; and (iii) a warrant to purchase 149,500 shares of Series A Preferred Stock at a price of $1.00 per share. No underwriters were utilized in the offering.

The net proceeds to the registrant from the offering is approximately $1,000,500, less estimated expenses of between $65,000 and $75,000 incurred in connection with the offering.

The securities were issued in reliance upon exemptions from registration available under Rule 506 of Regulation D and Sections 4(2) and 4(6) of the Securities Act of 1933, as amended, and are “restricted securities.”

Each share of Series A Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof, at any time after September 30, 2008 into ten (10) shares of common stock; provided, however, that if the Registrant merges with and into another entity pursuant to which the holders of common stock receive solely cash consideration, each share of Series A Preferred Stock shall be automatically converted into the right to receive the product of (i) 18.181 multiplied by (ii) the cash consideration per share of common stock paid or to be paid in such merger. Each share of Series A Preferred Stock shall automatically be converted into shares of common stock at the then applicable conversion price if the average closing or last sale price of the Company’s common stock on the OTC Bulletin Board or other stock exchange or trading medium where such shares are traded, for any consecutive twenty (20) trading day period, shall exceed three hundred percent (300%) of the then applicable conversion price.

Each Warrant entitles the holder to purchase up to 500,000 shares of common stock of the Company at an exercise price of Fifty Cents ($0.50) per share. The Warrant may be exercised any time until 4:00 p.m. Eastern Standard Time on November 30, 2012.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           Departure of Chief Financial Officer; Departure of Directors

On May 14, 2008, James J. Vincenzo agreed to resign as the Registrant’s chief financial officer, effective June 30, 2008.

On May 14, 2008, each of Scott Oglum and Justin Schakelman resigned as a member of the registrant’s board of directors. Both will remain employed with the registrant.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 12, 2008, the Registrant filed with the Florida Department of State an amendment to its Articles of Incorporation reflecting an action by the Registrant’s Board of Directors to designate 1,3000,000 of the Registrant’s authorized shares of preferred stock as the Registrant’s Series A 12% Convertible Preferred Stock. The amendment to the Registrant’s Articles of Incorporation is attached to this Current Report as Exhibit 10.1.

Item 8.01 Other Events.

The Registrant is conducting a strategic review of its franchise business which may result in expanding the franchise base, selling all or part of the current franchise base or simply maintaining the status quo.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

Exhibit                       Description

10.1                       Articles of Amendment to the Registrant’s Articles of Incorporation.
99.1                       Resignation of Scott Oglum dated May 14, 2008.
99.2                       Resignation of Justin Schakelman dated May 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Theater Xtreme Entertainment Group, Inc. (Registrant)

May 16, 2008	By:	/s/ Robert Oberosler
	Name:	Robert Oberosler
	Title:	Chief Executive Officer